Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Amarin Corporation plc for the registration of ordinary shares, preference shares, debt securities, and warrants and to the incorporation by reference therein of our reports dated March 1, 2023, with respect to the consolidated financial statements of Amarin Corporation plc and the effectiveness of internal control over financial reporting of Amarin Corporation plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

August 2, 2023